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                                                                   Exhibit 10.76


                                                                   April 2, 2001



Michael J. Inglese
252 Rocky Rapids Road
Stamford, CT  06903

                            Retention Bonus Agreement


Dear Mike:

            This letter agreement dated as of the date hereof (the "Agreement") sets forth our mutual understandings concerning certain aspects of your involvement in a possible sale of PanAmSat Corporation, a Delaware corporation (the "Company").

            1. Your Undertakings.

            (a) You hereby agree that you will use your best efforts on a full business-time basis (taking into account your continuing obligations to the Company) to assist the Company and its subsidiaries and affiliates (collectively, the "Company Group") in effecting a Sale (as defined below) and in obtaining the highest practicable sale price for the Company. In performing such duties, you will act at the direction of the Board of Directors of the Company (the "Board") or its designee.

            For purposes of this Agreement, "Sale" means (y) the consummation of a change in ownership of the Company, whether by sale, merger, consolidation or reorganization, and whether in one or more such transactions, pursuant to which Hughes Electronics Corporation and/or General Motors Corporation does not directly or indirectly own more than 50% of the outstanding common stock, in value, of the Company or any successor surviving entity; or (z) the sale or distribution of all or substantially all of the assets of the Company to an unrelated entity or entities or to an entity in which Hughes Electronics Corporation and/or General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity.

            (b) You hereby agree that you will not discuss the possibility of a Sale or any information with respect thereto with any employee of the Company Group not directly involved in the Sale process, any potential purchaser or any other third party except in accordance with
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guidelines established by the Board. You further agree that you will promptly inform the Board in the event you are contacted by any potential purchaser or other third party with respect to a possible Sale (for purposes of this requirement, notification provided to the General Counsel of the Company will be deemed to be notice to the Board).

            2. Retention Bonus.

            (a) In the event that (i) a Sale is actually consummated on or before April 2, 2002; provided, however, that such date may be extended by the Board in its sole discretion in the event that the Company enters into a binding written contract or agreement on or before April 2, 2002 with a third party to effectuate a Sale (April 2, 2002, or such date as extended by the Board, is hereinafter referred to as the "Applicable Date"), and (ii) you remain in the employ of the Company (or a successor thereto) on the applicable payment date (as provided below) following the date on which such Sale is actually consummated (the "Closing Date"), the Company will pay to you, subject to
Section 3 below and your compliance in all material respects with the terms of this Agreement, a cash retention bonus in an amount equal to $250,000.00 (the "Retention Bonus"). Fifty percent (50%) of the Retention Bonus will be paid to you within 30 days following the first anniversary of the Closing Date and the remaining fifty percent (50%) of the Retention Bonus will be paid to you within 30 days following the second anniversary of the Closing Date.

            (b) In the event that a Sale is not consummated as of the Applicable Date, but you remain in the continuous employ of the Company on the Applicable Date, the Company will pay to you, subject to Section 3 below and your compliance in all material respects with the terms of this Agreement, a modified cash retention bonus in an amount equal to $125,000.00 (the "Modified Retention Bonus"). The Modified Retention Bonus, if any, will be paid to you within 30 days following the Applicable Date.

            (c) Anything in this Section 2 to the contrary notwithstanding, in no event shall your total payments under this Agreement be, in the aggregate, in excess of the Retention Bonus.

            (d) Payments under this Agreement are not "compensation" for purposes of any benefit plan or any other program.

            3. Termination of Employment.

            (a) If your employment is terminated by the Company (or a successor thereto) for Cause (as defined below), or you resign from your employment for any reason, you will not be eligible to receive any Retention Bonus (including any portion that remains unpaid) or any Modified Retention Bonus.

                  (i) "Cause" means your: (x) conviction of, or plea of nolo contendere to, a felony; (y) use or sale of illegal drugs; or (z) willful and intentional misconduct, willful neglect or gross negligence, in the performance of your duties, which the Company reasonably believes has caused a demonstrable and serious injury to the Company, monetary or otherwise. In the case of a termination for Cause as described in (z) above, you shall be given the opportunity within 30 days of the receipt of such notice
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      to meet with the Company to defend and cure such acts or failures to act, prior to termination.

            (b) If, prior to the Applicable Date, your employment is terminated by the Company without Cause, (i) in the event that the Company enters into a binding written contract or agreement on or before the date of such termination with a third party to effectuate a Sale, you will be entitled to receive the Retention Bonus or (ii) in the event that the Company has not entered into a written contract or agreement with a third party to enter into a transaction or series of transactions to effectuate a Sale as of the date of such termination, you will be entitled to receive the Modified Retention Bonus. Subject to Section 3(f), the Retention Bonus or the Modified Retention Bonus, as applicable, will be paid to you in a single sum payment within 30 days following such termination of employment.

            (c) If (i) a Sale has not been consummated as of the Applicable Date and (ii) your employment is terminated by the Company without Cause after the Applicable Date, but prior to the payment of the Modified Retention Bonus, you will be entitled to receive the Modified Retention Bonus (but no other amount under this Agreement). Subject to Section 3(f), the Modified Retention Bonus will be paid to you in full as soon as administratively practicable following your termination of employment.

            (d) Subject to Section 3(f), if (i) on or after the Closing Date your employment is terminated by the Company without Cause and (ii) you have not received the full amount of the Retention Bonus, any unpaid portion of the Retention Bonus shall be paid to you at the same time that Severance Compensation is paid to you under your PanAmSat Corporation Executive Change in Control Severance Agreement (the "CIC Agreement").

            (e) Any Retention Bonus or Modified Retention Bonus paid to you under this Section 3 will be in addition to any rights you may have, or payments you may be entitled to receive, under any Company severance plan, program or agreement, including, without limitation, the CIC Agreement.

            (f) Unless the Company and you have already entered into a waiver and release of all claims against the Company Group, in the form attached hereto as Exhibit A (the "Waiver and Release"), the Company's obligations to you under this Agreement (including, without limitation, any obligations with respect to the payment of the Retention Bonus or the Modified Retention Bonus, as applicable) will be subject to your execution and delivery to the Company of a Waiver and Release.

            Upon payment of the Retention Bonus, or Modified Retention Bonus, this Agreement shall terminate in its entirety.

            4. Non-Disclosure of Terms of this Agreement. You hereby agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or professional advisors (who also must keep the terms of this Agreement confidential); provided, however, that you agree to notify the Company of any requirement to make such disclosure at least five business days prior to the disclosure.
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            5. Enforcement. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and related expenses which you may reasonably incur as a result of any contest or dispute (regardless of the outcome thereof) by the Company, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by you about the amount of payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that in the event that resolution of any such contest or dispute includes a finding that your claims in such contest or dispute are frivolous or brought in bad faith, you shall be required to reimburse the Company for all sums advanced to pursuant to this Section 5 in connection with such contest or dispute together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

            6. Excise Taxes.

            (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment, benefit or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other agreement, plan or program of the Company, but determined without regard to any additional payments required under this Section 6) (each of such payments, benefits and distributions, a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local law, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay you an additional cash payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the Gross-Up Payment, you shall be deemed to be taxed at the highest marginal rate under all applicable federal, state and local income tax laws for the year in which the Gross-Up Payment is paid. Notwithstanding the foregoing provisions of this paragraph "(a)", if it is determined that you are entitled to a Gross-Up Payment, but that after taking into account the Payments and the Gross-Up Payment, you would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to you resulting from an elimination of the Gross-Up Payment and a reduction of the payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax then no Gross-Up Payment shall be made to you and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

            (b) Subject to the provisions of subparagraph "(a)", all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company and reasonably acceptable to you (the "Accounting Firm") which shall be retained to provide (i) detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or
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such earlier time as is required by the Company, and (ii) if applicable, an opinion to you that you are not required to report any Excise Tax on your federal income tax return with respect to the Payments (clauses (i) and (ii), collectively, the "Determination"). Within five (5) business days of receipt of the Determination, you shall have the right to dispute such Determination (a "Dispute"). The existence of such a Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If you are successful in the Dispute, any additional amount thereby determined to be owed to you shall be paid, together with interest thereon at an interest rate equal to the federal short-term rate determined under Section 1274(d) of the Code (the "Interest Rate"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 6, shall be paid by the Company to you within five (5) business days of the receipt of the Accounting Firm's Determination. Any Determination by the Accounting Firm shall be binding upon the Company and you, subject to your right to dispute such Determination provided above. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph "(c)" below, and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, together with interest thereon at the Interest Rate, shall be promptly paid by the Company to or for your benefit.

            (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

            (i) give the Company any information reasonably required by the Company relating to such claim;

            (ii) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

            (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation
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and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph "(c)," the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year, with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by you of an amount advanced by the Company pursuant to paragraph "(c)" above, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of paragraph "(c)" above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by you of any amount advanced by the Company pursuant to paragraph "(c)" above, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. In the event that any taxing authority determines that any additional Excise Tax is owed, then the Company shall pay an additional Gross-Up Amount to you in a manner consistent with this Section 6 with respect to such additional Excise Tax and any assessed interest, fines and penalties.

            7. Claims & Arbitration.

            7.1 Arbitration of Claims. After exhausting administrative remedies provided in applicable plans, if any, you shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Such arbitration (including, without limitation, the selection of arbitrators) shall be conducted in accordance with the employment rules of the American Arbitration Association before a panel of three arbitrators sitting in New York, New York. The Company and you agree that the arbitrators shall be empowered to enter an equitable decree mandating enforcement of the terms of this Agreement. The award of the arbitrators shall be final and non-appealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 7.2 hereof.
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            7.2 Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and related expenses which you may reasonably incur as a result of any contest or dispute (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement of any guarantee of performance thereof (including as a result of any contest by you about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, however, that in the event the resolution of such contest or dispute includes a ruling that your claims in such contest or dispute are frivolous or brought in bad faith, you shall be required to reimburse the Company for all sums advanced to you pursuant to this Section 7.2, plus interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

            7.3 Agent for Service of Legal Process. Service of legal process with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.


            8. Tax Withholding. All payments to you under this Agreement will be subject to the withholding of all applicable federal, state and local employment and income taxes.

            9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

            10. Supersedes Prior Agreements; Amendment. Except as otherwise provided herein, this Agreement represents the entire agreement of the parties regarding the payment of a retention bonus in connection with the actual consummation of a Sale and shall supersede any and all previous contracts, arrangements or understandings between the you and the Company regarding the payment of such retention bonus. This Agreement may only be amended by a written instrument signed by you and the Company.



                                        PANAMSAT CORPORATION



                                        By:
                                           -------------------------------------
                                           Name:  R. Douglas Kahn
                                           Title: President and CEO


Accepted and Agreed:



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Dated:               , 2001
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